SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GREATER BAY BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GREATER BAY BANCORP

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

DATE:	Tuesday, May 21, 2002
TIME:	10:30 a.m.
PLACE:	Crown Plaza Cabana Palo Alto
4290 El Camino Real
Palo Alto, California 94306

April 22, 2002

Dear Shareholder:

It is my pleasure to invite you to Greater Bay Bancorp’s 2002 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 21, 2002, at 10:30 a.m., at the Crown Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California 94306. In addition to the formal items of business, I will review the major developments of 2001, answer your questions and discuss our future prospects.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Greater Bay Bancorp.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. You may also vote electronically over the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sin	cerely,

Da	vid L. Kalkbrenner
President and Chief Executive Officer

GREATER BAY BANCORP

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 21, 2002
Time:	10:30 a.m.
Place:	Crown Plaza Cabana Palo Alto
4290 El Camino Real
Palo Alto, California 94306

Dear Shareholders:

At our 2002 Annual Meeting, we will ask you to:

•	Elect six directors to each serve for a term of three years;

•	Approve an amendment to the Restated Articles of Incorporation increasing the authorized number of shares of preferred stock from 4,000,000 to 20,000,000;

•	Approve an increase in the number of shares of common stock reserved under our Employee Stock Purchase Plan by 500,000;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2002; and

•
Transact any other business that may properly be presented at the Annual Meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading, “Proposal 5: Shareholder Proposal to Eliminate Classified Board of Directors,” in the accompanying Proxy Statement proposing annual election of all directors and the elimination of the classified Board of Directors.

If you were a shareholder of record at the close of business on March 29, 2002, you may vote at the Annual Meeting.

Article IV, Section 2 of our Bylaws provides for the nomination of directors in the following manner:

“Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the principal occupation of each proposed nominee;

(c)	the number of shares of capital stock of the corporation owned by each proposed nominee;

(d)	the name and residence address of the notifying shareholder; and

(e)	the number of shares of capital stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions the inspectors of election can disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.”

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By	Order of the Board of Directors

Lin	da M. Iannone
Corporate Secretary

Palo Alto, California
Dated: April 22, 2002

i

PROXY STATEMENT FOR GREATER BAY BANCORP
2002 ANNUAL MEETING OF SHAREHOLDERS

INFORMA TION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2002 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the Greater Bay Bancorp 2001 Annual Report to Shareholders, which includes our financial statements. Greater Bay Bancorp is also referred to in this Proxy Statement as “Greater Bay” or the “Company.”

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 22, 2002 to all shareholders entitled to vote. Shareholders who were the record owners of Greater Bay Bancorp Common Stock and Series B Preferred Stock at the close of business on March 29, 2002 are entitled to vote. On this record date, there were 50,579,737 shares of Greater Bay Bancorp Common Stock outstanding and 1,449,898 shares of Series B Preferred Stock for a total of 52,029,635 votes entitled to be cast at the Annual Meeting. The Series B Preferred Stock votes with the Common Stock on all matters presented to the common shareholders, except for the proposal to amend the Articles of Incorporation. On that proposal, the holders of Series B Preferred Stock also have a separate class vote. Our Common Stock and Series B Preferred Stock are our only classes of outstanding stock. In this Proxy Statement, we refer to the Common Stock and the Series B Preferred Stock together as the “Capital Stock.”

What Constitutes a Quorum?

A majority of the outstanding shares of the Capital Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

Each share of Common Stock entitles you to one vote. Each share of Series B Preferred Stock entitles you to 1.67 votes on all matters voted together with the Common Stock. On matters as to which the Series B Preferred Stock votes as a separate class (Proposal 2), you are entitled to one vote. The proxy card indicates the number of votes that you owned as of the record date.

How Do I Vote By P roxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone (see below). Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all six nominees for director.

•	“FOR” approval of the amendment to the Restated Articles of Incorporation to increase the authorized number of shares of preferred stock from 4,000,000 to 20,000,000.

•	“FOR” approval of the increase in the number of shares of Common Stock reserved under our Employee Stock Purchase Plan by 500,000.

•	“FOR” ratification of the selection of independent accountants for 2002.

•	“AGAINST” the shareholder proposal regarding elimination of the classified Board of Directors, if that proposal is introduced at the Annual Meeting.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If you hold your shares of Capital Stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote such shares of Common Stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this Proxy Statement, “FOR” the increase in the shares reserved for issuance under the Employee Stock Purchase Plan and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2002. Brokers may not use their discretionary authority to vote on the proposal to amend the Restated Articles of Incorporation or the shareholder proposal.

May I Vote Electronically over the Internet or by Telephone?

Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, or vote by telephone or the Internet, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of four ways:

•	You may send to the Company’s Corporate Secretary another completed proxy card with a later date.

•	You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

•	You may attend the Annual Meeting and vote in person.

•
If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1:
Elect Six Directors
The six nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Restated Articles of Incorporation do not permit cumulative voting.

Proposal 2:
Approve Articles Amendment
The affirmative vote of a majority of the outstanding shares is required to approve the proposal. In addition, the proposal requires the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock. So, if you “ABSTAIN” from voting, it has the effect of a vote against this proposal.

Proposal 3:
Approve Increase in Employee Stock Purchase Plan Shares	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposal. So, if you “ABSTAIN” from voting, it has no effect on the outcome of this proposal.

Proposal 4:
Ratify Selection of Independent Public Accountants
The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants. So, if you “ABSTAIN” from voting, it has no effect on the outcome of this proposal.

Proposal 5:
Shareholder Proposal to Eliminate the Classified Board of Directors
The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to approve the shareholder proposal. So, if you “ABSTAIN” from voting, it has no effect on the outcome of this proposal.

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Georgeson Shareholder Communications Inc. to seek the proxies of custodians, such as brokers, who hold shares which belong to other people. This service will cost the Company approximately $5,000.

How Do I Obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2001 that we filed with the SEC, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303
Attention: Shawn	E. Saunders, Senior Vice President, Finance and Accounting

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains Greater Bay Bancorp’s SEC filings.

INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP

Does Anyone Own 5% or More of Greater Bay Bancorp’s Common Stock?

Yes. The table below includes information about shareholders known to us who own 5% or more of our Common Stock.The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days. Two or more persons might count as beneficial owners of the same share.

How Much of Greater Bay Bancorp’s Common Stock is Owned by Directors, Executive Officers and Greater than 5% Shareholders?

The following table shows, as of March 29, 2002, beneficial ownership of Greater Bay Bancorp Common Stock by each of Greater Bay Bancorp’s directors, nominees for director, executive officers, directors and executive officers as a group, directors of subsidiary banks as a group and persons known to us who own 5% or more of our Common Stock. Unless otherwise indicated in the table below, no person shares beneficial ownership of the same Greater Bay Bancorp Common Stock with anyone else.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares	Percentage of Class
Robert A. Archer (2)	142,391	0.28%
Susan K. Black (3)	74,810	0.15%
Frederick J. deGrosz (4)	322,057	0.64%
Susan Ford	—	—
John W. Gatto (5)	81,292	0.16%
David R. Hood (6)	167,094	0.33%
John J. Hounslow (7)	158,432	0.31%
James E. Jackson (8)	126,609	0.25%
Gregg A. Johnson (9)	43,217	0.09%
David L. Kalkbrenner (10)	378,472	0.75%
Stanley A. Kangas (11)	40,556	0.08%
Daniel G. Libarle (12)	61,227	0.12%
Rex D. Lindsay (13)	120,610	0.24%
Arthur K. Lund (14)	164,815	0.33%
George M. Marcus (15)	201,120	0.40%
Duncan L. Matteson (16)	253,625	0.50%
Glen McLaughlin (17)	44,536	0.09%
Linda R. Meier (18)	15,200	0.03%
Byron A. Scordelis (19)	8,000	0.02%
Donald H. Seiler (20)	233,789	0.46%
Steven C. Smith (21)	184,369	0.36%
Warren R. Thoits (22)	160,305	0.32%
James C. Thompson (23)	126,290	0.25%
T. John Whalen (24)	70,331	0.14%
All directors and executive officers as a group (24 persons)(25)	3,179,145	6.29%
Directors of subsidiary banks as a group (86 persons)(26)	5,083,124	10.05%

Perkins, Wolf, McDonnell & Company 310 South Michigan Avenue, Suite 2600 Chicago, Illinois 60604 (27)	3,434,446	6.79%

(1)
Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 29, 2002. Shares of Greater Bay Common Stock issuable upon exercise of stock options exercisable within 60 days of March 29, 2002 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes 90,150 shares held directly by Mr. Archer, 6,241 shares held by Mr. Archer in trust and 45,500 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(3)	Includes 48,068 shares held jointly by Ms. Black and her spouse and 26,742 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(4)	Represents shares of Common Stock into which the shares of Series B Preferred Stock owned by Mr. deGrosz are convertible within 60 days of March 29, 2002.

(5)	Includes 19,900 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(6)
Includes 56,602 shares held in an IRA for Mr. Hood, 22,104 shares held jointly by Mr. Hood and his spouse, 504 shares in his 401(k) plan account and 87,884 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(7)	Includes 8,600 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(8)	Includes 27,800 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(9)	Includes 40,920 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(10)
Includes 93,814 shares held directly by Mr. Kalkbrenner, 29,988 shares held in an IRA for Mr. Kalkbrenner, 7,870 shares in a 401(k) plan for Mr. Kalkbrenner and 246,800 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(11)	Includes 18,026 shares held directly by Mr. Kangas, 13,930 shares held in an IRA for Mr. Kangas and 8,600 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(12)	Includes 12,862 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(13)	Includes 83,258 shares held by the Rex D. and Leanor L. Lindsay Family Trust and 37,352 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(14)
Includes 18,003 shares held directly by Mr. Lund, 6,883 shares held by Mr. Lund as trustee and beneficiary of a trust, 94,429 shares held by Mr. Lund as co-trustee of a trust and 45,500 shares issuable upon the exercise of options exercisable within 60 day of March 29, 2002. Mr. Lund disclaims beneficial ownership of the shares held as co-trustee.

(15)	Includes 147,896 shares held directly by Mr. Marcus and 53,224 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(16)
Includes 174,825 shares held jointly with Mr. Matteson’s spouse as trustees of the Matteson Family Trust and 78,800 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(17)
Includes 33,136 shares held directly by Mr. McLaughlin, 39,092 shares held in the McLaughlin Family Foundation (as to which Mr. McLaughlin disclaims beneficial ownership) and 11,400 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(18)
Includes 2,800 shares held by Ms. Meier as trustee of the Meier Family Trust, 11,000 shares held by Ms. Meier in trust and 1,400 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(19)	Includes 4,000 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(20)
Includes 191,476 shares held jointly with Mr. Seiler’s spouse as trustees of the Seiler Family Trust and 42,312 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(21)	Includes 86,600 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(22)
Includes 63,167 shares held by Mr. Thoits as trustee of the Warren R. Thoits Trust dated December 30, 1983, 23,344 shares held by Thoits Brothers, Inc., 28,594 shares for which Mr. Thoits is the record holding trustee, 19,200 shares held by Mr. Thoits and his spouse as Trustees of the WRT-VBT 1998 Trust dated September 1, 1988 and 26,000 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(23)	Includes 119,380 shares held by Mr. Thompson in trust and 1,400 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(24)
Includes 56,385 shares owned directly by Mr. Whalen, 5,745 shares held in an IRA for his spouse and 8,200 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002. Mr. Whalen disclaims beneficial ownership of the shares held by his spouse.

(25)	Includes 921,796 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002.

(26)
Includes 1,016,439 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2002. Does not include shares owned by subsidiary board members who are named in the above table.

(27)
Based on a Schedule 13G filed with the SEC on February 26, 2002, as of December 31, 2001. Perkins, Wolf, McDonnell & Company reported that it had sole voting and investment power as to 12,256 shares and shared voting and investment power with respect to 3,422,190 shares. Of the shares with shared voting and investment power, 2,500,000 shares are owned by Berger Small Cap Value Fund, a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Greater Bay Bancorp’s Bylaws currently permit the number of Board members to range from 11 to 21, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the exact number of directors at 19.

The Board held 13 meetings during 2001. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served.

The Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Compensation Committee, Executive Committee, Loan Committee and Investment/Asset-Liability Management Committee, referred to as the “Investment/ALCO Committee.”

Audit Committee.    The responsibilities of the Audit Committee are contained in the Audit Committee Report set forth below. During 2001, the Audit Committee consisted of Messrs. Seiler (Chairman), Hounslow, Libarle, McLaughlin, Randall (retired in 2002) and Thoits, each of whom is “independent,” as defined by Company policy and The Nasdaq Stock Market listing standards. The Audit Committee held 8 meetings during 2001.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Greater Bay Bancorp.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Greater Bay Bancorp’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the audit committee. A copy of the Audit Committee Charter was included with the Greater Bay Bancorp proxy statement for the 2001 annual meeting of shareholders. Pursuant to the charter, the Audit Committee has the following primary responsibilities:

•	To monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	To monitor the independence and performance of the Company’s independent accountants and internal audit function.

•	To recommend annually to the Board of Directors the appointment of the independent accountants.

•	To monitor the preparation of quarterly and annual financial reports.

•	To review the general scope of the annual audit and the fees charged by the independent accountants.

•	To provide an avenue of communications among the independent accountants, management and the Board of Directors.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent accountants for Greater Bay Bancorp. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between Greater Bay Bancorp and the accountants that bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent accountants any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Dated: April 22, 2002 Donald H. Seiler, Chairman
John J. Hounslow
Daniel G. Libarle
Glen McLaughlin
Susan Ford
Warren R. Thoits

Compensation Committee.    The Compensation Committee, which consists entirely of independent outside directors, determines the salary and bonus structure of the Company’s executive officers and supervises compensation for our other officers. The Compensation Committee held 7 meetings during 2001. Mr. Matteson chairs the Compensation Committee and Messrs. Gatto, Lindsay, McLaughlin, Seiler and Thoits also are members.

Executive Committee.    Our Executive Committee acts as our Nominating Committee. In performing its duties as the Nominating Committee, the Executive Committee selects management nominees to stand for election as directors. It also considers nominations made to the Board by shareholders, provided such nominations comply with the Company’s Bylaws. The Executive Committee held 14 meetings during 2001. Mr. Matteson chairs the Executive Committee and Messrs. Gatto, Kalkbrenner, Lindsay, McLaughlin, Seiler and Thoits also are members.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee serves or has served as an officer or employee of Greater Bay Bancorp or its subsidiaries. In addition, Messrs. Matteson, Seiler and Thoits have an interest in a building leased by Mid-Peninsula Bank, a subsidiary of the Company. Mr. Matteson also has an interest in a building leased by ABD Insurance and Financial Services (referred to as ABD). See “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Greater Bay Bancorp Capital Stock, and to provide the Company with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2001 fiscal year, except as stated in this paragraph. Mr. Whalen failed to file on a timely basis one report on Form 4 during 2001 regarding one transaction in October 2001. Mr. Lund failed to file on a timely basis a Form 3 in October 2001.

How We Compensate Directors

Greater Bay Bancorp has a policy of compensating directors for their service on the Board and for their attendance at committee meetings. In 2001, Mr. Matteson, as Chairman of the Board, received an annual retainer of $36,000 and Mr. Gatto, as Vice Chairman of the Board, received an annual retainer of $28,000. All other non-officer directors received annual retainers of $20,000. Mr. Kalkbrenner’s compensation is discussed below in the section entitled “How We Compensate Executive Officers.”

In 2001, non-officer committee members received annual retainers as follows: (i) Audit Committee, $4,000; (ii) Executive Committee, $20,000; (iii) Loan Committee, $10,000; and (iv) Investment/ALCO Committee, $4,000. The Chairmen of these committees received an additional annual retainer of $2,000 in 2001. The total compensation for the Greater Bay Bancorp Board of Directors in 2001, including committee fees, was $651,500.

In addition, directors are eligible to participate in Greater Bay Bancorp’s 1996 Stock Option Plan. During 2001, Messrs. Matteson, Gatto, Seiler, McLaughlin and the other members of the Executive Committee received options to purchase 20,000, 15,000, 12,500, 9,500 and 11,000 shares, respectively, of our Common Stock at an exercise price of $25.73 per share, the fair market value of such stock on the date of grant. In addition, each other non-officer director of Greater Bay Bancorp received options to purchase 7,500 shares of our Common Stock at an exercise price of $25.73 per share, the fair market value of such stock on the date of grant. All stock options granted to non-officer directors vest in equal annual installments over five-year periods beginning on the date of grant, subject to continued service on the Board of Directors. Directors are also entitled to the protection of certain indemnification provisions in Greater Bay Bancorp’s Restated Articles of Incorporation, Bylaws and indemnification agreements.

Certain Relationships and Related Transactions

Greater Bay Bancorp, through its bank subsidiaries, has had and expects in the future to have banking transactions in the ordinary course of business with our directors and officers or associates of our directors and officers. We may also have banking transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others. We believe that these transactions involving loans did not present more than the normal risk of noncollectibility or present other unfavorable features.

Mid-Peninsula Bank leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, a tenant-in-common arrangement. Three directors of Greater Bay Bancorp, Messrs. Matteson, Seiler and Thoits, and four other directors of Mid-Peninsula Bank, together own an approximately 51% interest in MPB Associates. The acquisition of Mid-Peninsula Bank’s leased premises by MPB Associates did not result in a change in the terms of the lease.

The lease has been extended through January 2010. Mid-Peninsula Bank pays an annual rental of $613,000 for the entire leased space, subject to an annual rent adjustment of 3.5%. Additionally, Mid-Peninsula Bank pays real property taxes, utilities and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square foot, respectively. The lease also contains a provision granting Mid-Peninsula Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

ABD, a wholly owned subsidiary of Greater Bay, leases its offices at 305 Walnut Street, Redwood City, California 94063, from 305 Walnut Associates, LLC (referred to as the Landlord). That entity is owned 50% by Matteson Real Estate Equities, Inc. and 50% by 305 Walnut Partners. Two directors of Greater Bay, Messrs. Matteson and deGrosz, have ownership interests in the Landlord. Mr. Matteson owns 47% of Matteson Real Estate Equities, Inc. and, therefore, 23.5% of the Landlord. Mr. deGrosz owns 25% of 305 Walnut Partners and, therefore, 12.5% of the Landlord.

The lease term extends through November 14, 2010. ABD pays a monthly rent of $204,000 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease also provides for a rent adjustment beginning in 2006 based on the greater of (a) the base rent as then in effect or (b) 90% of the fair market rental value at that time.

Executive Offic ers

Set forth below are the names and five-year biographies of Greater Bay Bancorp’s executive officers.

Name and Age	Principal Occupation and Business Experience
David L. Kalkbrenner (62)
President, Chief Executive Officer and a director of Greater Bay Bancorp since 1994. Mr. Kalkbrenner also serves as a director of Mid-Peninsula Bank and San Jose National Bank. He was a founder of Mid-Peninsula Bank and was appointed President and Chief Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National Bank from 1963 to 1986 and held positions as First Vice President, Regional Manager and Regional Vice President.

Byron A. Scordelis (52)
Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. He joined Greater Bay Bancorp in May 2001. Mr. Scordelis also serves as a director of Bay Bank of Commerce, Coast Commercial Bank and Mt. Diablo National Bank. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Fellows of Santa Clara University.

Name and Age	Principal Occupation and Business Experience
Susan K. Black (53)
Executive Vice President of Greater Bay Bancorp since November 1998 and President, Community Banking Group since March 2002. She has also served as President and Chief Executive Officer of Mid-Peninsula Bank since April 1998. Ms. Black also serves as a director of Mid-Peninsula Bank, Bank of Petaluma, Bay Area Bank, Golden Gate Bank and Peninsula Bank of Commerce. Ms. Black joined Mid-Peninsula Bank in October 1987 as Vice President and Director of Marketing. In 1993, she became Senior Vice President and in 1996 Executive Vice President of Mid-Peninsula Bank. Ms. Black was one of the organizers of Lenders for Community Development and served two terms as Chairman of the Board. She currently serves as a director of that organization. Ms. Black also serves on the Boards of Directors of Bay Area Council and Silicon Valley Manufacturing Group.

David R. Hood (57)
Executive Vice President and Chief Lending Officer of Greater Bay Bancorp since November 1996. He has also served as President and a director of Cupertino National Bank since November 1998 and as its Chief Executive Officer since January 2000. From April 1995 until November 1998, he served as Executive Vice President and Chief Lending Officer of Cupertino National Bank. From April 1985 to March 1995, he held the positions of Executive Vice President, Senior Loan Officer, and President of University Bank & Trust.

Gregg A. Johnson (52)
Executive Vice President, Business and Technology Services of Greater Bay Bancorp since April 1998. From April 1997 to December 1997, Mr. Johnson was Vice President of Development and Customer Service at Computer Sciences Corporation. From April 1996 to April 1997, Mr. Johnson was Vice President of Information Systems at First Plus Financial. Before joining First Plus, Mr. Johnson was employed as Senior Vice President and Chief Information Officer at San Francisco Federal Bank, a federal savings bank, from February 1995 to February 1996. Mr. Johnson also served as Senior Vice President and Chief Information Officer at Fidelity Federal Bank from December 1990 to February 1995.

Steven C. Smith (50)
Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Greater Bay Bancorp since November 1996. Mr. Smith is a certified public accountant who joined Cupertino National Bank in December 1993 as Senior Vice President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief Operating Officer.

How We Compensate Executive Officers

Summary Compensation. The following table summarizes information about compensation paid to or earned by our Chief Executive Officer, David L. Kalkbrenner. It also summarizes the compensation paid to or earned by our five other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2001. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Greater Bay Bancorp or its subsidiaries during the years 2001, 2000 and 1999.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation (3) ($)	Restricted Stock Awards (4) ($)	Securities Underlying Options (4) (#)	All Other Compensation
David L. Kalkbrenner President and CEO	2001 2000 1999	$523,300 369,864 353,870	$450,000 450,000 300,000	$12,000 12,000 12,000	$195,000 124,875 —	50,000 35,000 30,000	$56,515 446,253 312,187

Byron A. Scordelis (6) Senior Executive Vice President and Chief Operating Officer	2001	$224,885	$150,000	$7,500	$100,080	40,000	$776

Susan K. Black Executive Vice President and President, Community Banking Group	2001 2000 1999	$314,717 210,276 189,931	$250,000 250,000 150,000	$12,000 10,775 7,800	— — —	25,000 18,000 16,000	$15,941 147,715 100,042

David R. Hood Executive Vice President and Chief Lending Officer	2001 2000 1999	$292,700 223,032 204,943	$150,000 220,000 150,000	$11,500 7,750 6,000	— — —	20,000 18,000 16,000	$13,884 128,572 150,239

Gregg A. Johnson Executive Vice President, Business and Technology Services	2001 2000 1999	$276,676 195,276 160,259	$150,000 230,000 122,000	$11,000 6,000 6,000	— — —	20,000 18,000 16,000	$28,494 182,820 108,889

Steven C. Smith Executive Vice President, CAO and CFO	2001 2000 1999	$347,700 263,476 231,036	$300,000 300,000 180,000	$11,000 6,000 6,000	— — —	30,000 23,000 20,000	$45,619 310,514 180,120

(1)
Annual salary includes cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under Greater Bay Bancorp’s 401(k) Plan and Deferred Compensation Plan.

(2)
Amounts indicated as bonus payments were earned for performance during 2001, 2000 and 1999 but paid in the first quarters of 2002, 2001 and 2000, respectively. Also included in amounts indicated as bonus payments are any amounts deferred at the election of those officers under Greater Bay Bancorp’s Deferred Compensation Plan.

(3)
No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer’s total annual salary and bonus during 2001, 2000 and 1999. Amounts shown are for automobile allowances.

(4)
Under the Greater Bay Bancorp 1996 Stock Option Plan, as amended, options and restricted stock may be granted to directors and key, full-time salaried officers and employees of Greater Bay Bancorp or its subsidiaries. Effective January 2, 2000 and January 2, 2001, the Board of Directors granted Mr. Kalkbrenner 6,000 and 5,000 shares of restricted stock, respectively. Effective May 15, 2001, the Board of Directors granted Mr. Scordelis 4,000 shares of restricted stock. The restrictions lapse 20% annually over a five year period for Mr. Kalkbrenner and 25% annually over a four year period for Mr. Scordelis, and dividends are paid on these shares. As of December 31, 2001, the shares granted to Mr. Kalkbrenner had a value of $314,380 and the shares granted to Mr. Scordelis had a value of $114,320. Options granted under the 1996 Stock Option Plan are either incentive options or non-statutory options. Options granted under the 1996 Stock Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options and restricted stock granted under the 1996 Stock Option Plan are adjusted to protect against dilution in the event of certain changes in Greater Bay Bancorp’s capitalization, including stock splits and stock dividends. All options granted to executive officers have an exercise price equal to the fair market value of Greater Bay Bancorp’s Common Stock on the date of grant.

(5)
Amounts shown for Mr. Kalkbrenner include (a) for 2001, $6,562 in 401(k) plan matching contributions, $11,389 in long term disability insurance premiums and $3,564 in group term life insurance premiums; (b) for 2000, $6,250 in 401(k) plan matching contributions, $2,578 in long term disability insurance premiums and $3,564 in group term life insurance premiums; and (c) for 1999, $6,250 in 401(k) plan matching contributions, $2,340 in long term disability insurance premiums and $1,597 in group term life insurance premiums.

Amounts shown for Mr. Scordelis represent group term life insurance premiums.

Amounts shown for Ms. Black include (a) for 2001, $6,562 in 401(k) plan matching contributions, $3,137 in long term disability insurance premiums and $1,242 in group term life insurance premiums; (b) for 2000, $6,250 in 401(k) plan matching contributions, $1,489 in long term disability insurance premiums and $1,242 in group term life insurance premiums; and (c) for 1999, $6,250 in 401(k) plan matching contributions, $1,170 in long term disability insurance premiums and $622 in group term life insurance premiums.

Amounts shown for Mr. Hood include (a) for 2001, $6,562 in 401(k) plan matching contributions and $2,322 in group term life insurance premiums; (b) for 2000, $6,250 in 401(k) plan matching contributions and $2,322 in group term life insurance premiums; and (c) for 1999, $6,250 in 401(k) plan matching contributions, $1,350 in long term disability insurance premiums and $639 in group term life insurance premiums.

Amounts shown for Mr. Johnson include, (a) for 2001, $6,562 in 401(k) plan matching contributions, $690 in long term disability insurance premiums and $1,242 in group term life insurance premiums; (b) for 2000, $6,250 in 401(k) plan matching contributions, $328 in long term disability insurance premiums and $1,242 in group term life insurance premiums; and (c) for 1999, $6,250 in 401(k) plan matching contributions and $639 in group term life insurance premiums.

Amounts shown for Mr. Smith include (a) for 2001, $6,562 in 401(k) plan matching contributions, $2,262 in long term disability insurance premiums and $1,242 in group term life insurance premiums; (b) for 2000, $6,250 in 401(k) plan matching contributions, $1,112 in long term disability insurance premiums and $810 in group term life insurance premiums; and (c) for 1999, $6,250 in 401(k) plan matching contributions, $1,485 in long term disability insurance premiums and $385 in group term life insurance premiums.

Includes special awards in 2001 and 2000 for significant contributions to merger transactions. The named executive officers received the following cash amounts: Mr. Kalkbrenner, $35,000 in 2001 and $175,000 in 2000; Ms. Black, $5,000 in 2001 and $60,000 in 2000; Mr. Hood, $5,000 in 2001 and $70,000 in 2000; Mr. Johnson, $20,000 in 2001 and $125,000 in 2000; and Mr. Smith, $30,000 in 2001 and $150,000 in 2000.

Includes amounts paid in 2001 and 2000 for accrued and unused vacation, as follows: Mr. Kalkbrenner, $108,861 in 2000; and Mr. Smith, $5,553 in 2001 and $77,342 in 2000.

Includes special awards in 1999 based on the value of warrants exercised by Greater Bay Bancorp. The persons named in the Summary Compensation Table received 2.0 % of the total warrant exercise value of approximately $18.5 million at December 31, 2000 and 3.6% of the total warrant exercise value of approximately $22 million at December 31, 1999. Under this program, the named executive officers received the following cash amounts: Mr. Kalkbrenner, $150,000 in 2000 and $302,000 in 1999; Ms. Black, $50,000 in 2000 and $102,000 in 1999; Mr. Hood, $50,000 in 2000 and $142,000 in 1999; Mr. Johnson, $50,000 in 2000 and $102,000 in 1999; and Mr. Smith, $75,000 in 2000 and $172,000 in 1999.

(6)	Mr. Scordelis joined the Company in May 2001. Amounts shown for 2001 were earned during the period May 15, 2001 through December 31, 2001.

Option Grants in 2001.    The following table sets forth information concerning stock options granted during the year ended December 31, 2001 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Individual Grants in Fiscal 2001
	Number of Securities Underlying Options/SARs Granted (2)	% of Total Options/SARs Granted to Employees	Exercise Price (3) ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					@5%($)	@10%($)
David L. Kalkbrenner	50,000	3.99%	$25.73	12/18/11	$811,315	$2,057,328
Byron A. Scordelis	20,000 20,000	1.60 1.60	25.02 25.73	05/15/11 12/18/11	314,699 324,526	797,509 822,931
Susan K. Black	25,000	2.00	25.73	12/18/11	405,658	1,028,664
David R. Hood	20,000	1.60	25.73	12/18/11	324,526	822,931
Gregg A. Johnson	20,000	1.60	25.73	12/18/11	324,526	822,931
Steven C. Smith	30,000	2.39	25.73	12/18/11	486,789	1,234,397

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Greater Bay Bancorp Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 2001 at $25.73 would yield profits of $16.18 per share at 5% appreciation over ten years, or $41.01 per share at 10% appreciation over the same period.

(2)
Generally, options granted under the 1996 Stock Option Plan vest at the rate of 20% of the options granted for each full year of the optionee’s continuous employment with Greater Bay Bancorp or its subsidiaries and are exercisable to the extent vested. See also “Employment Contracts, Change in Control Arrangements and Termination of Employment.”

(3)	All options listed were granted at the fair market value of our Common Stock on the date of grant.

Aggregated Option Exercises and Option Values.    The following table sets forth the specified information concerning exercises of options to purchase Greater Bay Bancorp Common Stock in the fiscal year ended December 31, 2001 and unexercised options held as of December 31, 2001 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/01 (#)		Value of Unexercised In-the-Money Options at 12/31/01 ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Kalkbrenner	0	—	256,800	151,200	$4,879,884	$972,456
Byron A. Scordelis	0	—	0	40,000	—	128,200
Susan K. Black	9,600	$306,600	53,760	75,240	660,543	465,237
David R. Hood	22,208	711,988	87,884	72,240	1,405,234	483,647
Gregg A. Johnson	0	—	36,920	67,280	386,926	414,470
Steven C. Smith	35,872	761,024	171,212	100,360	3,219,827	680,687

(1)	Based on the closing price of Greater Bay Bancorp Common Stock on December 31, 2001, which was $28.58.

Employment Contracts, Change in Control Arrangements and Termination of Employment

Employment Contracts.    Effective January 1, 1999, Greater Bay entered into a five-year employment agreement with its President and Chief Executive Officer, David L. Kalkbrenner. The agreement provides for, among other things (a) a base salary of $360,000 per year, which the Board may adjust annually it its discretion; (b) a discretionary annual bonus based upon the Company’s pre-tax net profits; (c) in the event that Mr. Kalkbrenner becomes disabled so that he cannot perform his duties, payment to him of his base salary for one year, reduced by any amounts received by him from state disability insurance, worker’s compensation or similar insurance; (d) five weeks annual vacation; (e) a $500,000 life insurance policy; (f) an automobile allowance; (g) supplemental retirement benefits (see “Supplemental Executive Retirement Plan” below); and (h) reimbursement for ordinary and necessary expenses incurred by Mr. Kalkbrenner in connection with his employment. On December 11, 2000, Greater Bay and Mr. Kalkbrenner amended the agreement to provide that he may participate in the Company’s group health and medical plans upon his retirement or termination upon a change in control. Greater Bay may terminate the agreement with or without cause.

Upon Mr. Kalkbrenner’s involuntary termination of employment for any reason, Mr. Kalkbrenner will be entitled to receive severance benefits equal to 36 months of salary at the rate in effect immediately preceding the termination and the amount of any bonus due him. In the event of a termination of his employment following a change in control of Greater Bay, Mr. Kalkbrenner will be entitled to receive severance pay equal to 2.99 times his average annual compensation for the five years immediately preceding the change in control. If any portions of this amount constitute “excess parachute payments” under the Internal Revenue Code of 1986, Greater Bay will increase the amount payable to Mr. Kalkbrenner to account for any excise tax that may be imposed on him.

The benefits provided to Mr. Kalkbrenner under the agreement supersede any benefits to which he may otherwise be entitled under Greater Bay’s Termination and Layoff Pay Plan for Key Executives and Change in Control Pay Plan for Key Executives (as described below) to the extent they exceed the benefits otherwise payable under these plans.

Effective May 15, 2001, the Company entered into a two-year employment agreement with Byron Scordelis, Senior Executive Vice President and Chief Operating Officer. The agreement provides for, among other things (a) a base salary of $360,000 per year, which the Board may adjust annually in its discretion; (b) a signing bonus of $100,000; (c) a bonus of $150,000 for the fiscal year 2001 and, subsequently, a discretionary annual bonus based upon the Company’s pre-tax net profits; (d) the grant of an option to purchase 20,000 shares of Common Stock on the effective date of the agreement, an option to purchase 20,000 shares of Common Stock in December 2001, and future option grants in the sole discretion of the Board of Directors; (e) a grant of 4,000 shares of restricted stock; (f) five weeks annual vacation; (g) an automobile allowance; (h) supplemental retirement benefits (see “Supplemental Executive Retirement Plan” below); and (i) reimbursement for ordinary and necessary expenses incurred by Mr. Scordelis in connection with his employment, including up to $500 per month toward country club dues. Greater Bay may terminate the agreement with or without cause.

Upon Mr. Scordelis’ involuntary termination of employment for any reason, Mr. Scordelis will be entitled to receive severance benefits equal to 12 months of salary at the rate in effect immediately preceding the termination and the amount of any bonus due him. In the event of a termination of his employment following a change in control of Greater Bay, Mr. Scordelis will be entitled to receive severance pay equal to two times his average annual base salary and bonus for the five years immediately preceding the change in control.

The benefits provided to Mr. Scordelis under the agreement supersede any benefits to which he may otherwise be entitled under Greater Bay’s Termination and Layoff Pay Plan for Key Executives and Change in Control Pay Plan for Key Executives (as described below) to the extent they exceed the benefits otherwise payable under these plans.

Change in Control Plans.    Effective January 1, 1998, the Greater Bay Bancorp Board of Directors adopted the Greater Bay Bancorp Change in Control Pay Plan and the Greater Bay Bancorp Change in Control Pay Plan for Key Executives to provide eligible employees and key executives with severance benefits upon their termination of employment on account of a change in control. In September 2001, the Board amended the plans to make the benefits more consistent with similar plans in the market, based on a review performed by John Parry & Alexander, an independent compensation consultant.

The plans define change in control as a sale or change in ownership of Greater Bay Bancorp and provide participants with a severance benefit based on the participant’s title or position with Greater Bay Bancorp or a subsidiary as of the date he or she terminates employment in connection with a change in control. “Pay” for purposes of the plans means the annual salary paid to an employee and the average bonus paid to the employee in the three most recent years. Under the Change in Control Plan for Key Executives, the executive officers would be entitled to receive a severance benefit equal to 30 months of pay plus an amount equal to any excise taxes that may be imposed on them.

Termination and Layoff Plans.    The Greater Bay Bancorp Board has also adopted the Greater Bay Bancorp Termination and Layoff Pay Plan and the Greater Bay Bancorp Termination and Layoff Pay Plan for Key Executives, effective January 1, 1998. The plans provide each participant with a severance benefit based on the participant’s pay, full years of service with Greater Bay Bancorp or a subsidiary, and his or her title or position in Greater Bay Bancorp or the subsidiary as of the date of his or her involuntary termination of employment or layoff. “Pay” for purposes of the plans means the annual salary paid to an employee and the average bonus paid to the employee in the three most recent years.

Under the Termination and Layoff Plan for Key Executives, Mr. Kalkbrenner would be entitled to receive a severance benefit equal to 25 months of pay; Mr. Scordelis and Mr. Smith would be entitled to receive a severance benefit equal to 20 months of pay; and Mr. Hood, Ms. Black and Mr. Johnson would each be entitled to receive a severance benefit equal to 18 months of pay.

Greater Bay Bancorp’s Stock Option Plan.    The Greater Bay Bancorp Board of Directors has adopted the Greater Bay Bancorp Amended and Restated 1996 Stock Option Plan, referred to as the “Option Plan”. The Option Plan allows Greater Bay Bancorp to offer selected employees, directors and consultants an opportunity to purchase Greater Bay Bancorp Common Stock through the exercise of options or to receive grants of restricted stock. Through this plan, the Board hopes to motivate such individuals by giving them an ownership interest in Greater Bay Bancorp’s success.

Options and restricted stock granted under the Option Plan contain a provision that takes effect upon a “change in control” of Greater Bay Bancorp. Prior to the happening of any such change in control, all options granted under the Option Plan will become immediately exercisable and all restrictions on restricted stock will immediately lapse.

Supplemental Executive Retirement Plan.    In December 1997, the Greater Bay Bancorp Board of Directors approved the implementation of the Greater Bay Bancorp Supplemental Executive Retirement Plan, referred to as the SERP, which provides supplemental retirement benefits to a select group of management or highly compensated employees of Greater Bay Bancorp and its subsidiaries who have titles of senior vice president or above. Greater Bay Bancorp’s management designates those employees who are eligible to participate in the SERP.

Benefits under the SERP include income generally payable commencing upon a designated retirement date for the life of the participant and a death benefit for the participant’s designated beneficiaries. The retirement benefits are derived from accruals to a benefit account during the participant’s employment.The benefit account accruals are determined annually. A portion of the accrual is based upon annual earnings (or loss) and certain investment opportunity costs related to life insurance contracts owned by Greater Bay Bancorp. The remainder of the accrual expense is based on an actuarial measurement of the value of post-retirement benefits earned during the current year.

With respect to the persons named in the Summary Compensation Table, retirement benefits are also provided from contributions to secular trusts that were established in 1999. Greater Bay Bancorp’s annual contributions to the secular trusts are determined by calculating the amount that must be invested each year during the employee’s working life, in order to provide retirement income equal to 50% of the after-tax total projected retirement benefits. Greater Bay Bancorp reviews the level of the contributions periodically to assure the trusts are adequately funded to provide the guaranteed benefits. Greater Bay Bancorp has purchased life insurance policies on the participants in order to finance the cost of these benefits.

SERP benefits for the persons named in the Summary Compensation Table vest at a rate of approximately 20% after 5 years of service and 20% each year thereafter. Vesting accelerates to 100% upon a change in control of Greater Bay Bancorp to the extent any portion of such benefits remains unvested at such time. Upon a termination of employment for “cause”, the participant forfeits all benefits. The participant is entitled to all vested benefits in the case of a termination without “cause”; however, if a participant voluntarily resigns prior to becoming 100% vested, his or her benefits are reduced by amounts ranging from a total forfeiture to approximately 40% of benefits.

As of December 31, 2001, Mr. Kalkbrenner was credited with 14 years of services under the SERP; Ms. Black was credited with 11 years of service under the SERP; Mr. Hood was credited with 11 years of service under the SERP; Mr. Johnson was credited with 4 years of service under the SERP; and Mr. Smith was credited with 12 years of service under the SERP.

At retirement age of 65, Mr. Kalkbrenner will be entitled to receive a projected benefit under the SERP that is equal to 40% of his 2001 total compensation. At retirement age of 62, Ms. Black will be entitled to receive a projected benefit of 40% of her 2001 total compensation; Mr. Hood will be entitled to receive a projected benefit of 45% of his 2001 total compensation; Mr. Johnson will be entitled to receive a projected benefit of 40% of his 2001 total compensation; and Mr. Smith will be entitled to receive a projected benefit of 50% of his 2001 total compensation.

Compensation Committee’s Report on Executive Compensation

Set forth below is a report of our Compensation Committee addressing the compensation policies for 2001 applicable to our executive officers.

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Greater Bay Bancorp specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Report

The Compensation Committee establishes our overall compensation and employee benefits policy and approves specific compensation levels for executive officers. It is a goal of the Compensation Committee to implement executive officer compensation programs that further our business objectives and that attract, retain and motivate the best qualified executive officers. Currently, the members of the Compensation Committee are John M. Gatto, Rex D. Lindsay, Duncan L. Matteson, Glen McLaughlin, Donald H. Seiler and Warren Thoits. Each member of the Compensation Committee is a non-employee director.

Compensation Policies.    Greater Bay Bancorp’s executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on shareholders’ equity. The Compensation Committee believes that this performance goal, and the long-term interests of our shareholders, are best achieved by attracting and retaining management of high quality, and that such management will require commensurate compensation. The Compensation Committee believes that our executive officer compensation policies are consistent with this policy.

In addition, the Compensation Committee believes that, while our compensation programs should reflect the philosophy that executive compensation levels be linked to the Company’s performance, such compensation programs should also be competitive and consistent with those provided to others holding positions of similar responsibility in the banking and financial services industry. Our compensation plans are designed to assist the Company in attracting and retaining qualified employees critical to our long-term success, while enhancing employees’ incentives to perform to their maximum capability of increasing profitability and maximizing shareholder value.

To assist the Compensation Committee in its compensation decisions for 2001, the Compensation Committee engaged an independent compensation consultant to provide advice on the appropriate levels of compensation for the executive officers. The consultant reviewed our compensation structure and programs in comparison with those of the Company’s peer group and made recommendations to the Compensation Committee based on the consultant’s expertise in executive compensation. The goal of the consultant’s review was to ensure that the executive officers are competitively compensated for their service and contribution and that the Company’s compensation program provides adequate incentives for the retention of these key officers.

In setting annual compensation levels for executive officers, the Compensation Committee considered the recommendations of the compensation consultant and also reviewed and analyzed the following factors:

•	the responsibilities of the position,

•	the performance of the individual and his or her general experience and qualifications,

•
the overall financial performance (including return on equity, return on assets and achievement of the profit plan) of Greater Bay Bancorp for the previous year and the contributions to such performance measures by the individual or his or her department,

•	the officers’ total compensation during the previous year,

•	compensation levels paid by comparable companies in similar industries,

•	the officer’s length of service with Greater Bay Bancorp, and

•	the officer’s effectiveness in dealing with external and internal relationships.

The Compensation Committee believes that the base compensation of the executive officers is competitive with companies of similar size and with comparable operating results in similar industries.

Long Term Compensation Programs.    While the Compensation Committee establishes salary and bonus levels based on the above described criteria, the Compensation Committee also believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of our shareholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options granted by the Company pursuant to the 1996 Stock Option Plan help achieve this objective and provide additional compensation to the officers to the extent that the price of the Common Stock increases over fair market value on the date of grant. Stock options have been granted to each of the executive officers and to other officers and key employees. Through the 1996 Stock Option Plan, there will be an additional direct relationship between the Company’s performance and benefits to plan participants.

In addition, through Greater Bay Bancorp’s Employee Stock Purchase Plan, eligible employees who are scheduled to work at least 20 hours a week may acquire an interest in our growth and productivity. Under this plan, participants may purchase shares of Greater Bay Bancorp Common Stock through payroll deductions. The purchase price per share generally equals 85% of the lesser of the fair market value of a share on the first or last day of the offering period. Offering periods are for three months, commencing the first day of each calendar quarter.

Certain key employees participate in the Company’s Supplemental Executive Retirement Plan. This plan provides supplemental retirement benefits to a select group of management and highly compensated employees who have titles of senior vice president or higher. Upon vesting, participants in the plan receive lifetime retirement income benefits and death benefits. In addition, during 2001, the Company offered all employees the opportunity to obtain benefits under a long term care program.

Eligible employees are also able to participate in Greater Bay Bancorp’s 401(k) Plan. The 401(k) Plan permits participants to make 401(k) contributions on a pretax basis. All employees who are at least 18 years of age are eligible to participate in the 401(k) Plan. Participants can contribute up to 15% of their pretax compensation to the 401(k) Plan annually, subject to certain legal limitations. The 401(k) Plan also provides that the Company will make a matching contribution in cash on behalf of each eligible participant equal to 62.5% of the 401(k) contributions made by such participants, up to 8% of their individual compensation.

Finally, the Company offers select employees the opportunity to participate in the 1997 Elective Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded Plan that provides deferred compensation benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.

Through these various compensation programs, the Compensation Committee believes that Greater Bay Bancorp furthers its objectives of attracting, retaining and motivating the best qualified executive officers and employees, and ultimately will serve to increase our profitability and maximize shareholder value.

Compensation of Chief Executive Officer.    The base salary of our Chief Executive Officer was determined primarily by the terms of his employment agreement dated January 1, 1999 (see “Employment Contracts, Change in Control Arrangements and Termination of Employment”). The agreement provides for a base salary, subject to annual adjustments by the Board of Directors, and for a discretionary annual bonus based upon the pre-tax net profits of the Company. In addition, the Chief Executive Officer’s compensation for 2001 was based on his progress in achieving the Company’s strategic objectives and certain additional criteria, including the completion of merger and acquisition transactions, total return to shareholders, and demonstrated leadership ability. The Compensation Committee also considered the recommendations of the compensation consultant which included a review of compensation paid to chief executive officers in the Company’s peer group (institutions with assets of $5-10 billion).

Respectfully submitted by the members of the Compensation Committee:

Dated: April 22, 2002 Duncan L. Matteson, Chairman
Joh	n M. Gatto
Re	x D. Lindsay
Gle	n McLaughlin
Do	nald H. Seiler
Wa	rren R. Thoits

Performance Graph

The following graph compares, for the period December 31, 1996 through December 31, 2001, the yearly percentage change in Greater Bay Bancorp’s cumulative total return on its Common Stock with the cumulative total return of (i) the NASDAQ—Total US (formerly called the “NASDAQ Total Return Index”), an index consisting of Nasdaq-listed U.S.-based companies; and (ii) the SNL $5-$10B Bank Asset-Size Index composed of a survey of banks and bank holding companies having between $5 billion and $10 billion in total assets. In our proxy statement for the 2001 annual meeting of shareholders, the performance graph included both the SNL $1B-$5B Bank Asset-Size Index and the SNL $5-$10B Bank Asset-Size Index . Because the Company had $7.9 billion in assets as of December 31, 2001, we have included only the SNL $5-$10B Bank Asset-Size Index.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

	Period Ending
Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Greater Bay Bancorp	$100.00	200.31	285.15	367.45	711.75	504.87
NASDAQ—Total US*	$100.00	122.48	172.68	320.89	193.01	153.15
SNL $5B-$10B Bank Index	$100.00	164.03	158.68	145.42	174.54	193.52

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2002. Used with permission. All rights reserved. crsp.com.

SNL Financial LC © 2002 (434) 977-1600

DISCUSSION OF PROPOSALS

Proposal 1:  Elect Six Directors

The Board has nominated six persons for election as Class II Directors at the Annual Meeting. If you elect them, they will hold office until the election of their successors at the Annual Meeting in 2005, or until they resign.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The following table sets forth the names and five-year biographies of the persons nominated by the Board to serve as Class II Directors. The table also sets forth the names and five-year biographies of our Class I Directors whose terms expire in 2004 and Class III Directors whose terms expire in 2003.

Name and Age	Principal Occupation and Business Experience

Class II Nominees

John M. Gatto (64)
Vice Chairman of Greater Bay Bancorp since December 2000. He served as Co-Chairman of Greater Bay Bancorp from November 1996 to December 2000. He has also served as a director of Bank of Petaluma since October 2001, Bank of Santa Clara since July 2000, Cupertino National Bank since 1984, Peninsula Bank of Commerce since December 2000 and Mid-Peninsula Bank from 1996 to 2000. Mr. Gatto has been the sole proprietor of Maria Enterprises, a real estate development consulting company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

John J. Hounslow (71)
Director of Greater Bay Bancorp since February 2000. Mr. Hounslow has also served as Chairman of Mt. Diablo National Bank since 1992. From July 1998 to January 2000, Mr. Hounslow served as Chairman and Chief Executive Officer of Mt. Diablo Bancshares. He is also Chairman, President and Chief Executive Officer of J.L. Hall and Co., a cable and wire assembly company serving the telecommunications industry, and a director of Delicato Vineyards.

Daniel C. Libarle (60)	Director of Greater Bay Bancorp since October 2000. He has also served as Chairman of Bank of Petaluma since 1987. Mr. Libarle has been the President of Lace House Linen Inc. since 1963.

Donald H. Seiler (73)
Director of Greater Bay Bancorp since 1994. He served as Vice Chairman of Greater Bay Bancorp from August 1999 to December 2000. He also served as a director of Mid-Peninsula Bank from 1987 to 1998. He is the founder and managing partner of Seiler & Company, LLP, Certified Public Accountants, in Redwood City and San Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc., the Peninsula Community Foundation and the Jewish Community Federation.

Name and Age	Principal Occupation and Business Experience

James C. Thompson (62)
Director of Greater Bay Bancorp since May 2000. He has also served as Chairman of Coast Commercial Bank since 1982. Mr. Thompson has been a partner with the Santa Cruz law firm of Comstock, Thompson, Kovitz & Brenner since 1989.

T. John Whalen (66)	Director of Greater Bay Bancorp since July 2000. He has also served as Chairman of Bank of Santa Clara since 1973. Mr. Whalen has been a Professor of Economics at Santa Clara University since 1962.

Class I Continuing Directors

Frederick deGrosz (59)
Director of Greater Bay Bancorp and San Jose National Bank since March 2002. He has been the President and Chief Executive Officer of ABD, a subsidiary of Greater Bay Bancorp, since 1990. He was the Founder, President and Chief Executive Officer of Alburger de Grosz Insurance Services, Inc. from 1972 to 1990 and from 1967 to 1972, he held various sales and management positions with General Foods Corporation in Denver, Memphis and White Plains. He currently serves on the Board of Directors of the Washington D.C. based Council of Insurance Agents and Brokers and is on the Board of the Foundation for Agency Management Excellence. He also serves on the Fireman’s Fund National CEO Symposium.

Susan Ford (47)
Director of Greater Bay Bancorp since March 2002. She serves as President of the Sand Hill Foundation, a family foundation established by the Ford family in 1995. Ms. Ford was the founder and President of Health Innovations, a health care consulting firm founded in 1984. Ms. Ford also serves on the Boards of Directors of Peninsula Community Foundation, Peninsula Open Space Trust, Phillips Brooks School, Monterey Bay Aquarium, Palo Alto Medical Foundation, Stanford Athletics and Center for a New Generation.

James E. Jackson (67)
Director of Greater Bay Bancorp since November 1996. He has also served as a director of Cupertino National Bank since 1984. Mr. Jackson has been an attorney-at-law with the law firm of Jackson & Abdalah, a Professional Corporation, since 1963.

Stanley A. Kangas (65)
Director of Greater Bay Bancorp since May 1999. He has also served as a director of Bay Area Bank since 1996. Mr. Kangas retired in 1997 as Chairman of the Board of Brian Kangas Foulk, a 150 employee civil engineering firm with several offices in the San Francisco Bay Area. He was President and Chief Executive Officer of that firm from 1975 to 1995. He currently serves as a civil engineering consultant specializing in engineering litigation. Mr. Kangas also serves on the Boards of Directors of the Redwood City Library Foundation, the San Carlos Youth Center Foundation and the Boys and Girls Club of the Peninsula.

Name and Age	Principal Occupation and Business Experience

George M. Marcus (60)
Director of Greater Bay Bancorp since 1998. He has also served as a director of Mid-Peninsula Bank from 1987 to 1998. Mr. Marcus is the founder of The Marcus & Millichap Company, the nation’s fourth largest commercial real estate brokerage firm, and currently serves as a director of such firm. He also serves as director of Essex Property Trust, a real estate investment trust company. Mr. Marcus is an advisor to the University of California, Berkeley Center for Real Estate and Urban Economics, and serves on the Board of Trustees of the Fine Arts Museum of San Francisco.

Duncan L. Matteson (67)
Chairman of the Board of Directors of Greater Bay Bancorp since December 2000. He served as Co-Chairman from November 1996 until December 2000. He has also served as Chairman of the Board of Mid-Peninsula Bank since 1987 and as a director of Golden Gate Bank since May 1998. Mr. Matteson serves as President of the Matteson Companies, a diversified group of real estate investment and property management corporations located in Redwood City. He has actively involved himself in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. Mr. Matteson is a member of the Executive Committee of the Stanford Heart Council, and serves as a trustee of the Palo Alto Medical Foundation. As an appointee of the Governor, Mr. Matteson is Vice President of the Board of Directors of the Cow Palace.

Class III Continuing Directors

Robert A. Archer (68)
Director of Greater Bay Bancorp since October 2001. He has also served as Chairman of San Jose National Bank since 1982. Mr. Archer has served as Chairman of Coast Counties Truck & Equipment Company since 1972 and currently serves as Chairman of the American Truck Dealers 20 Group. He also serves on the Triangle Associates Committee of the YMCA.

David L. Kalkbrenner (62)
President, Chief Executive Officer and a director of Greater Bay Bancorp since 1994. Mr. Kalkbrenner also serves as a director of Mid-Peninsula Bank and San Jose National Bank. He was a founder of Mid-Peninsula Bank and was appointed President and Chief Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National Bank from 1963 to 1986 and held positions as First Vice President, Regional Manager and Regional Vice President.

Rex D. Lindsay (76)
Director of Greater Bay Bancorp since November 1996. He served as Vice Chairman from November 1996 to December 2000. He has also served as a director of Cupertino National Bank since 1984. For approximately the past seven years, Mr. Lindsay has been a rancher and a private investor.

Name and Age	Principal Occupation and Business Experience

Arthur K. Lund (68)
Director of Greater Bay Bancorp since October 2001. He has served as a director of San Jose National Bank since 1982. Mr. Lund serves Of Counsel to the law firm of Hoge, Fenton, Jones & Appel, Inc. He also serves on the boards of directors of Samaritan Properties, L & A Industries, Inc., the O’Connor Hospital Foundation and the National Conference for Community and Justice. He is a member of the San Jose Chamber of Commerce’s Aviation Committee, a member of the San Jose Mayor’s Task Force on General Aviation and on the President’s Advisory Board of San Jose State University.

Glen McLaughlin (67)
Director of Greater Bay Bancorp since November 1996. He has also served as a director of Cupertino National Bank since 1984. Mr. McLaughlin has also served as the President and Chief Executive Officer of Venture Leasing Associates, an equipment leasing company, since December 1986.

Linda R. Meier (61)
Director of Greater Bay Bancorp since February 2001. She also serves on the Board of Directors of California Water Service Group. Ms. Meier devotes a substantial amount of time to many charitable and civic organizations, including directorships or trusteeships with Peninsula Community Foundation, California Academy of Science and the National Board of the Institute of International Education. She also serves as the Chair of the Stanford University Athletic Board and the Western Region Advisory Board of the Institute of International Education.

Warren R. Thoits (79)
Director of Greater Bay Bancorp since 1994. He has also served as a director of Mid-Peninsula Bank since 1987. He is a partner with the Palo Alto law firm of Thoits, Love, Hershberger & McLean and President and a director of Thoits Brothers Inc. and Palo Alto Improvement Co., both real estate investment corporations. He is a native of Palo Alto and a graduate of Stanford University and its School of Law. Mr. Thoits has been very active in community and charitable organizations, having served as President of the Palo Alto Chamber of Commerce, the Palo Alto Rotary Club and as Chairman of the Palo Alto Area Chapter of the American Red Cross.

The Board recommends that you vote “FOR” the election of all six Class II Nominees for director.

Proposal 2:  Approve Amendment to Restated Articles of Incorporation

We are currently authorized by our Restated Articles of Incorporation to issue up to 4,000,000 shares of Preferred Stock. As of March 29, 2002, a total of 3,600,000 shares of Preferred Stock have been reserved for issuance, leaving only 400,000 authorized shares of Preferred Stock for future issuance. The reserved shares consist of 2,400,000 shares of Series B Preferred Stock relating to our acquisition of ABD and 1,200,000 shares of Series A Preferred Stock relating to our shareholder rights plan. On February 19, 2002, the Board of Directors unanimously approved an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of Preferred Stock from 4,000,000 to 20,000,000.

Article FOUR, subsection (a) of the Restated Articles of Incorporation currently provides as follows:

This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 4,000,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

Article FOUR, subsection (a) of the Restated Articles of Incorporation as proposed to be amended provides as follows:

This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 20,000,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

Although we do not have any other present plans, agreements or understandings regarding the issuance of the proposed additional authorized shares of Preferred Stock, the Board of Directors recommends the adoption of this amendment because we will have greater flexibility in connection with possible future financing transactions, acquisitions of other companies and other proper corporate purposes. Moreover, having such additional authorized shares available will give us the ability to issue shares without the expense and delay of a special shareholders’ meeting. A delay might deprive us of flexibility that our Board of Directors views as important in facilitating the effective use of shares of Preferred Stock. Except as required by applicable law, the authorized but unissued shares of Preferred Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authorization by the shareholders. In addition, the Board of Directors may designate one or more series of Preferred Stock having the rights and preferences as the Board of Directors may determine without shareholder approval.

Since the issuance of additional shares of Preferred Stock may be on a basis that is not proportionate among our current shareholders, the issuance of additional shares may dilute the ownership interest of the existing shareholders, depending on the terms of the additional preferred shares. Also, the ability to designate one or more series of Preferred Stock may have the effect of discouraging a change in control of the Company. We are not aware of anyone seeking to obtain control of the Company and have no present intention to use the additional authorized shares to deter a change in control.

The Board of Directors recommends that you vote “FOR” approval of  this amendment to the Restated Articles of Incorporation.

Proposal 3:  Approve Increase in Shares Reserved under ESPP

The Employee Stock Purchase Plan, referred to as the “ESPP”, permits employees of the Company to purchase shares of the Company’s Common Stock. The Board of Directors believes that the ESPP is an important factor in attracting and retaining qualified employees essential to the success of the Company. On February 19, 2002, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, increasing the number of shares reserved for issuance under the ESPP by 500,000 shares. As a result of the growth of the Company, including the recent acquisition of ABD, the employee base has grown from approximately 175 in 1996 when the ESPP was first approved by the shareholders, to approximately 1,800 as of March 29, 2002. Accordingly, the Board of Directors believes that the remaining 248,364 shares of Common Stock reserved for issuance under the ESPP will not be adequate to fulfill the Company’s current and future needs.

Summary of the Provisions of the ESPP

The foregoing summary of the ESPP is qualified in its entirety by the specific language of the ESPP, a copy of which is available to any shareholder upon request.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code, referred to as the “Code”. The ESPP gives each participant the right at the beginning of each offering period under the plan to purchase shares of Common Stock, referred to as a “Purchase Right”. As of March 29, 2002, 248,364 shares were available for future issuance under the ESPP. The Board of Directors has adopted a resolution to amend the ESPP, subject to shareholder approval, to increase by 500,000 shares the aggregate maximum number of shares that may be issued under the plan. Accordingly, in the event the proposal is approved, 748,364 shares of Common Stock will be available for issuance under the ESPP.

In the event of any stock dividend, stock split, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, or, at the Board’s discretion in the event of any reorganization, recapitalization, rights offering, consolidation or merger of the Company, proportional adjustments will be made to the number of shares subject to the ESPP and outstanding Purchase Rights and to the purchase price. If any Purchase Right expires or terminates, the shares of Common Stock subject to that Purchase Right are returned to the ESPP and may again be subject to a Purchase Right.

Administration.    The ESPP is administered by the Board of Directors or by a duly appointed committee of the Board.

Eligibility.    Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors is eligible to participate in the ESPP so long as the employee is customarily employed for at least 20 hours per week and at least five months in a calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the ESPP would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the ESPP.

Offerings.    Generally, each offering of shares under the ESPP, referred to as an “Offering”, is for a period of three months, commencing on the first day of each calendar quarter. However, the Board of Directors may establish a different term for one or more Offerings or different commencement or ending dates.

Participation and Purchase of Shares.    Participation in the ESPP is limited to eligible employees who authorize payroll deductions, which may not exceed 15% of compensation for each pay period during an Offering or such other rate as the Board determines. If an Offering is shorter than 13 weeks, the maximum withholding percentage will equal 15% or such other rate determined by the Board, multiplied by 13 and divided by the number of weeks in the Offering. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the ESPP, or terminates employment.

Subject to certain limitations, each participant in an Offering has a Purchase Right equal to 15% of the participant’s base compensation for the Offering (determined at the rate of base compensation in effect on the first day of the Offering) divided by 85% of the fair market value of a share of Common Stock on the first day of the Offering. Participants may not purchase shares of Common Stock having a fair market value exceeding $25,000 for each calendar year in which the participant participates in the ESPP (measured by the fair market value of the Common Stock on the first day of the Offering in which the shares are purchased).

At the end of each Offering, a participant acquires the number of shares of Common Stock determined by dividing the total amount of payroll deductions from the participant’s compensation during the Offering by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for the Offering. The purchase price per share at which the shares are sold under the ESPP generally equals 85% of the lesser of the fair market value of a share of Common Stock on the first day of the Offering or on the last day of the Offering. The fair market value of the Common Stock on any relevant date will be the average of the high and low sales prices per share of the Common Stock on such date as reported on the Nasdaq National Market. Any payroll deductions under the ESPP not applied to the purchase of shares is returned to the participant, except for an amount insufficient to purchase another whole share, which amount may be applied to the next Offering.

A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Merger or Sale.    In the event of a merger of the Company or a sale of all or substantially all of its assets, the Board of Directors may accelerate the last day of the current Offering to a date on or before the effective date of the transaction unless the successor corporation or a parent or subsidiary corporation thereof assumes or substitutes substantially equivalent purchase rights for those outstanding under the ESPP. Unless otherwise provided by the Board of Directors, a current Offering will terminate immediately prior to a dissolution or liquidation of the Company.

Termination or Amendment.    The ESPP will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the ESPP have been issued. The Board of Directors may amend or terminate the ESPP at any time, except that the approval of the Company’s shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP, changing the designation of employees eligible to participate in the ESPP, or materially increasing the benefits which may accrue to participants under the ESPP.

Summary of Federal Income Tax Consequences of the ESPP

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the ESPP as a stock purchase plan that meets the requirements of section 423 of the Code and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

A participant recognizes no taxable income either as a result of commencing to participate in the ESPP or purchasing shares of Common Stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within two years from the first day of the applicable Offering or within one year from the purchase date (a “disqualifying disposition”), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than twelve months, otherwise it will be short-term.

If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable Offering and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be long-term capital loss.

If the participant still owns the shares at the time of death, ordinary income will be recognized in the year of death equal to the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering in which the shares were purchased.

The Company should be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by section 162(m) of the Code, which imposes a $1 million cap on the amount of compensation paid to a corporation’s five most highly-compensated executive officers that the corporation may deduct in any year for federal income tax purposes, subject to the exclusion of certain forms of incentive-based compensation. In all other cases, no deduction is allowed to the Company.

Vote Required and Board of Director’s Recommendation

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal.

The Board of Directors recommends that you vote “FOR” approval of  this increase in shares reserved under the ESPP.

Proposal 4:  Ratify Selection of Independent Public Accountants for 2002

The Board of Directors has appointed PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2002, and shareholders are being asked to ratify the appointment. The appointment was recommended by the Audit Committee. PricewaterhouseCoopers LLP, our accountants for the year ended December 31, 2001, performed audit services for 2001 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2001 were furnished at customary rates and terms. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

The Audit Committee has reviewed the Company’s internal audit program with respect to auditor independence. While the Audit Committee does not believe that the current arrangement has impaired independence of the Company’s independent accountants, the Committee is in the process of selecting a different service provider for its internal audit program. The transition to a new service provider is expected to be complete by the end of this year.

The following table sets forth the aggregate fees the Company incurred for audit and non-audit services provided by PricewaterhouseCoopers LLP, who acted as independent accountants for the year ended December 31, 2001. In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence.

	December 31, 2001
Audit fees	$296,172

Financial information systems design and implementation fees	0
Other fees:
Tax services	501,761
Due diligence, SEC filings, accounting and other services related to mergers & acquisitions	1,436,747
Internal audit	759,964
SEC matters related to issuance of equity & trust preferred securities	41,948
Internal controls related services	775,514
Risk management projects	226,276
Cost reduction consulting	453,000	(1)
Miscellaneous	167,301

	4,362,511

Total	$4,658,683

(1)	The Company expects annual cost savings of approximately $1.5 million to $2.0 million as a result of this project, upon full implementation of the recommendations.

The Board recommends that you vote “FOR” ratification of the selection of  PricewaterhouseCoopers LLP as Independent Public Accountants for 2002.

Proposal 5:  Shareholder Proposal to Eliminate Classified Board of Directors

A shareholder who owns of record 3,153 shares of the Company’s Common Stock has advised the Company that he plans to introduce the following resolution at the Annual Meeting:

“That the shareholders of GREATER BAY BANCORP request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of previously elected Directors.”

The reasons given by the shareholder for the above resolution are as follows:

“The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, Greater Bay’s Board is divided into three classes with each class serving staggered three year terms. Because of this structure, shareholders may only vote on one-third of the Directors each year. This is not in the best interests of shareholders because it reduces accountability and is an unnecessary take-over defense.

“The proponent gained his shares in Greater Bay through his investments in Bay Commercial Services, Coast Commercial Bancorp, Mid-Peninsula Bancorp (formerly, San Mateo County Bancorp), Cupertino National Bank, Area Financial Corp., Bay Area Bancshares, Bank of Santa Clara, Bank of Petaluma—all had one year terms for their directors. He also owned shares in SJNB Financial which had one year terms until 2000.

“In these mergers, shareholders were not compensated for their loss of voting rights.

“This proposal passed in the annual meetings of KeyCorp and U.S. Bancorp last year. Wells Fargo and Westamerica already have one year terms for their directors. Shareholders of Chase Manhattan received one-year terms for their directors upon merging with Chemical Bank.

“Occidental Petroleum, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Westhinghouse are among many corporations replacing three year terms with annual elections for all directors.

“THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three year terms with one year terms for its directors:

‘We believe that it is in the best interest of . . . Stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment . . . will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.’

“These actions increased shareholder voting rights by 300%—and, at no cost to the shareholders.

“The proponent believes the current system produces only a façade of continuity which should be displace [sic]; and accountability and performance be substituted as the basis for re-election to our board of directors.

“If you agree, please vote ‘FOR’ this proposal. Your shares will be automatically voted “against” if your proxy is unmarked.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

In 1997, the shareholders of the Company approved an amendment to the Company’s Bylaws to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board continues to believe that a staggered Board of Directors provides important benefits to both the Company and its shareholders. The Board of Directors believes that:

•
A staggered Board helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in just one meeting. This allows the Company to improve its focus on long-term strategic planning. This long-term focus can lead to a better competitive position for the Company and maximize shareholder value.

•
Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Board of Directors believes that the ability to replace the entire board of directors at one meeting undercuts director independence and leaves the Company vulnerable to special interest groups who may not be acting the best interests of all shareholders.

•	The existence of three-year terms for directors assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

•
Finally, a classified Board of Directors enhances the Board’s ability to negotiate the best results for shareholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual shareholder meetings generally will be required to effect a change in control of the Board, the classified structure gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board of Directors believes that the benefits of the current classified Board structure do not come at the cost of directors’ accountability to shareholders. We believe that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Furthermore, we believe that the annual election of one-third of the directors provides shareholders with an effective means to effect change and communicate their views on the performance of the Company and its directors.

Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing directors. Declassification of the Board would require an amendment to the Company’s Restated Articles of Incorporation, which requires the affirmative vote of a majority of the outstanding shares of the Company’s Capital Stock to approve the amendment.

The affirmative vote of the holders of a majority of the shares of the Company’s Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval of the shareholder proposal. Signed proxies will be voted against the shareholder proposal unless otherwise specified.

The Company will provide the name and address of the proponent of the shareholder proposal above upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California 94301 or by calling (650) 614-5733.

The Board of Directors recommends that you vote “AGAINST” approval of  the proposal regarding the elimination of the classified Board.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2003 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December 23, 2002. Please address your proposals to: Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California 94301, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March 8, 2003, the proxy to be solicited by the Board of Directors for the 2003 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2003 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By	Order of the Board of Directors,

Lin	da M. Iannone
Corporate Secretary

April 22, 2002

Annual Meeting of Shareholders Tuesday, May 21, 2002 10:30 a.m. Crown Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306 (650) 628-0138

Electronic Access to Proxy Materials

If you consented to access your proxy information electronically, you may view it by going to Greater Bay Bancorp’s website. You can get there by typing in this address http://www.gbbk.com and clicking on the 2001 Annual Report/2002 Proxy Statement tab located on the Greater Bay Bancorp home page.

If you would like to access Greater Bay Bancorp’s proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/GBBK. You will need your account number, which is located on the mailing label on the reserve side of this Proxy, and your social security or tax identification number.

2860 West Bayshore Road
Palo Alto, California 94303 PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on this proxy.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint David L. Kalkbrenner, Steven C. Smith, and Linda M. Iannone, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors at present knows of no other business to be presented by or on behalf of Greater Bay Bancorp or the Board of Directors at the meeting.

See reverse for voting instructions

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK***EASY***IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 9:00 a.m. (PST) on May 20, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/GBBK—QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 10:00 p.m. (PST) on May 20, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Greater Bay Bancorp, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

                                                Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4 and a Vote AGAINST Proposal 5

1. Election of directors:	01 John M. Gatto 03 Daniel C. Libarle 05 James C. Thompson	02 John J. Hounslow 04 Donald H. Seiler 06 T. John Whalen	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of Articles amendment increasing the authorized shares of Preferred Stock.	☐ For	☐ Against	☐ Abstain

3. Approval of increase in shares reserved under ESPP.	☐ For	☐ Against	☐ Abstain

4. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 2002.	☐ For	☐ Against	☐ Abstain

5. Shareholder Proposal to Eliminate Classified Board of Directors.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1-4.

Address Change? Mark Box and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

☐ I Plan to attend the Meeting